This Amended Prospectus Supplement relates
                                   to the Prospectus dated May 8, 1992 and is filed pursuant to Rule 424(b)(3)

                                   Registration No. 33-36707



                  FLEET FINANCIAL GROUP, INC. (THE "COMPANY")

                           DIVIDEND REINVESTMENT AND
                        STOCK PURCHASE PLAN (the "Plan")


                      AMENDED PROSPECTUS SUPPLEMENT NO. 3
                     DATED NOVEMBER 21, 1995 TO PROSPECTUS
                 DATED MAY 8, 1992, AND PROSPECTUS SUPPLEMENTS
                     DATED MAY 8, 1992 AND OCTOBER 21, 1993



     Notwithstanding the provisions of the Prospectus and Prospectus Supplement, each dated May 8, 1992, and Prospectus Supplement No. 2 dated October 21, 1993 (collectively, the "Prospectus"), beginning with the January 1, 1996 Investment Date and for succeeding monthly Investment Dates, cash dividends will be reinvested in additional shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), at 100 percent of the market price, i.e, there will
                                                                ---
be no three percent discount from the applicable market price provided in the Prospectus. As stated in the Prospectus, any discount rates and maximum contribution amounts may be changed by the Company at any time.

     Other than as amended herein, the Plan and Prospectus remain unaffected by this Amended Prospectus Supplement. Except as otherwise defined herein, capitalized terms used in this Amended Prospectus Supplement have the meanings set forth in the Prospectus.